As filed with the Securities and Exchange Commission on December 10, 2008

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARKWAY PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	74-2123597
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

One Jackson Place, Suite 1000

188 East Capitol Street

Jackson, Mississippi 39201

(601) 948-4091

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Steven G. Rogers, President and Chief Executive Officer

Parkway Properties, Inc.

One Jackson Place, Suite 1000

188 East Capitol Street

Jackson, Mississippi 39201

(601) 948-4091

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Michael C. Donlon, Esq.

Jaeckle Fleischmann & Mugel, LLP

12 Fountain Plaza

Buffalo, New York 14202-2292

(716) 856-0600

Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	1,500,000	$13.75	$20,625,000	$810.57
(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, upon the basis of the average of the high and low sale prices reported in the consolidated reporting system of the New York Stock Exchange as of December 5, 2008.

PROSPECTUS

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1,500,000 Shares of Common Stock

This prospectus relates to up to an aggregate of 1,500,000 shares of common stock, par value $0.001 per share, of Parkway Properties, Inc. that may be offered in connection with our Dividend Reinvestment and Stock Purchase Plan, or the “Plan.” The Plan replaces in its entirety the Dividend Reinvestment and Stock Purchase Plan that was established on February 1, 2000 and was amended and restated on July 20, 2007. The Plan provides our existing stockholders with a simple, convenient and low-cost means of investing cash dividends and making cash investments in our common stock.

PLAN HIGHLIGHTS

•	If you are an existing stockholder, you may purchase additional shares of our common stock by reinvesting all or a portion of the dividends paid on your shares of common stock and by making optional cash investments of not less than $100 up to a maximum of $10,000 per month. In some instances, we may permit optional cash investments in excess of this maximum if we approve your request for waiver.
•	As a participant in the Plan, you may purchase shares of our common stock at a discount ranging from 0% to 3% (currently set at 1%) of the then current market price of our common stock. The market price of the shares of our common stock purchased is determined as described in Question 22 below. We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date. If we approve your request for waiver, we may offer you a discount ranging from 0% to 3%.

You should carefully read this prospectus to find out more about the Plan. If you wish to continue your participation in the Plan, you do not need to do anything at this time. If you are a participant in the original Dividend Reinvestment and Stock Purchase Plan and, after reviewing this prospectus, you do not wish to continue participation in the Plan, you should contact the Plan Administrator. Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the dividend reinvestment portion of the Plan, you will continue to receive cash dividends, if and when declared by our board of directors, in the usual manner.

Investing in shares of our common stock involves risks. You should consider certain risk factors before enrolling in the Plan. See “Risk Factors” beginning on page 2 of this prospectus for more information.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “PKY.” On December 8, 2008, the last reported sales price of our common stock on the New York Stock Exchange was $16.09 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 10, 2008.

i

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with different or inconsistent information from that contained in this prospectus and the documents incorporated herein by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof and that the documents incorporated herein by reference are accurate only as of the date that such documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the shares of common stock offered hereby, or an offer to sell, or a solicitation of an offer to buy, such shares in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful.

This prospectus and the documents incorporated herein by reference summarize material provisions of certain contracts and other documents. These are summaries only, and you may wish to review the full text of those documents for a full understanding of their terms and conditions.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Parkway,” “we,” “us,” “our” and similar references mean Parkway Properties, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC covering the common stock that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the common stock.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Web site at www.pky.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. You can review our SEC filings and the registration statement by accessing the SEC’s Web site at www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Our filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all the information set forth in the registration statement. We have omitted certain parts consistent with SEC rules. For further information, please see the registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain important information about us. This means that the information in this prospectus may not be complete, and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, we may in the future file additional documents with the SEC. When filed, the information in these documents will update and supersede the current information in, and be incorporated by reference in, this prospectus.

We incorporate by reference the documents listed below, and any other documents we file with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2007;
•	our Quarterly Reports on Form 10-Q for the three months ended September 30, 2008, June 30, 2008, and March 31, 2008;
•	our Current Reports on Form 8-K filed with the SEC on January 16, 2008, February 5, 2008, April 4, 2008, May 14, 2008, May 19, 2008, July 7, 2008 and November 3, 2008; and
•	the description of our common stock contained in our registration statement on Form 8-A, filed on August 5, 1996, and all amendments and reports updating that description.

You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address: Parkway Properties, Inc., One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195, Attention: Investor Relations. Our telephone number is (601) 948-4091 or (800) 748-1667. You may also reach us by e-mail through our Web site at www.pky.com.

PARKWAY PROPERTIES, INC.

We are a self-administered real estate investment trust, or REIT, specializing in the operation, leasing, acquisition and ownership of office properties. We are geographically focused on the Southeastern and Southwestern United States and Chicago. As of December 1, 2008 we owned or had an interest in 66 office properties located in 11 states with an aggregate of approximately 13.4 million square feet of leasable space. We generate revenue primarily by leasing office space to customers and providing management and leasing services to third-party office property owners (including joint ventures in which we own an interest). The primary drivers behind our revenues are occupancy, rental rates and customer retention. Our revenues are dependent on the occupancy of our office buildings. As of December 1, 2008, our office portfolio was 90.4% occupied.

We are a corporation organized under the laws of the State of Maryland. Our principal executive offices are located at One Jackson Place Suite 1000, 188 East Capitol Street Jackson, Mississippi, 39201-2195, and our telephone number is (601) 948-4091. We also have a web site at www.pky.com. Information contained on our web site is not and should not be considered a part of this prospectus.

Additional information regarding us, including our audited financial statements, is contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Please also refer to the section entitled “Where You Can Find More Information” on page 1.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described under the caption “Risk Factors” included in our Annual Reports on Form 10-K and updated in our Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operation could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you may lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements. Additionally, documents we subsequently file with the Securities and Exchange Commission and incorporate by reference will contain forward-looking statements. In particular, statements pertaining to our beliefs, expectations or intentions or those pertaining to the Company’s capital resources, profitability and portfolio performance and estimates of market rental rates contain forward-looking statements. Forward-looking statements involve numerous risks and uncertainties. The following factors, among others discussed herein and in our filings under the Securities Exchange Act of 1934, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, the failure to acquire or sell properties as and when anticipated, failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends upon the trends of the economy, including interest rates, income tax laws, governmental regulation, legislation, and population changes. You are cautioned not to unduly rely on the forward-looking statements contained or incorporated by reference in this prospectus.

TERMS AND CONDITIONS OF THE PLAN

The following questions and answers constitute our Dividend Reinvestment and Stock Purchase Plan and explain how it works. We expect to continue to pay quarterly distributions on our shares of common stock in the future, as we have done in the past. If you are a stockholder and do not participate in this Plan, you will continue to receive cash dividends in the usual manner, as we declare and pay them. In the Plan, we refer to our current stockholders who participate in this Plan as “participants.” All references to “our stock” in this prospectus refer collectively to our common stock and all classes or series of our preferred stock (including any additional class or series of our preferred stock that we may designate and issue in the future).

General Information

1.  What is the purpose of the Plan?

The purpose of this Plan is to provide current owners of our stock with an economical and convenient way to invest in Parkway. As a current owner of our stock, you can invest cash dividends in additional shares of our common stock without paying any brokerage commissions, service charges or fees on newly issued shares that the Plan Administrator buys directly from us.

However, this Plan is primarily intended to benefit long-term investors, and not individuals or institutions who engage in short-term trading activities that could cause aberrations in the trading of our common stock. We may modify, suspend or terminate participation in this Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purposes of this Plan.

2.  What are the advantages of the Plan?

•	You can reinvest cash dividends paid on some or all of your shares of our stock. You will not pay any service charge on these purchases. You will also not pay any brokerage commissions on newly issued shares that the Plan Administrator buys directly from us, although you will pay any brokerage commissions that the Plan Administrator pays if it purchases our shares from parties other than Parkway. In addition, the purchase price for shares of common stock that you acquire with reinvested dividends will be at a discount, which is currently 1%.
•	In addition to shares you purchase by reinvesting dividends, you may buy additional shares directly from us, subject to minimum and maximum amounts, and you will not pay any brokerage commissions or service charges on newly issued shares. You will pay any brokerage commissions that the Plan Administrator pays when making purchases of shares from parties other than Parkway under the Plan.
•	You may reinvest all cash dividends because the Plan allows you to purchase fractional shares of common stock. Dividends on fractional Plan shares, as well as on whole Plan shares, will be reinvested in additional shares which we will credit to your Plan account.
•	If you request, the Plan Administrator will send you certificates for shares purchased, otherwise the Plan Administrator will provide for the safekeeping of certificates for shares credited to your Plan account. You pay no fee for this service.
•	You can also deposit certificates for any other shares of our stock registered in your name for safekeeping with the Plan Administrator. You pay no fee for this service. Because you bear the risk of loss in sending certificates to the Plan Administrator, certificates should be sent by registered mail, return receipt requested and properly insured.
•	We will send you periodic statements showing current account information, including purchases of common stock held in your Plan account and your most recent Plan account balance. This simplifies your record keeping.

3.  What are the limitations of the Plan?

•	We will not pay you any interest on dividends or optional cash investments held by the Plan Administrator before the investment date. See Question 23 on page __ that defines the investment date. In addition, if you send us money to buy common stock directly from us, we will return that money to you, without interest, if it is below the minimum amount or above the maximum amount allowed.
•	We will not determine the purchase price of shares that you purchase under the Plan until the applicable investment date. As a result, you will not know the actual price per share or number of shares you will purchase until that date.
•	You will pay any brokerage commissions that the Plan Administrator pays if it purchases shares from parties other than Parkway.
•	If you decide to purchase common stock directly from us, your cash payment may be exposed to changes in market conditions for a longer period of time than if you had arranged to buy shares through a broker.
•	If you request the Plan Administrator to sell common stock credited to your Plan account, the Plan Administrator will deduct a transaction fee, any brokerage commission and any applicable taxes from the proceeds of the sale.

•	You cannot pledge shares of common stock deposited in your Plan account until the shares are withdrawn from this Plan.

4.  Who is eligible to participate in the Plan?

Record Owners.    If you own our stock in your own name as a “record owner” you are eligible to participate directly in this Plan.

Beneficial Owners.    You are a “beneficial owner” if your stock is held in a brokerage account or in the name of a bank, broker or other nominee. If you are a beneficial owner, you can participate in the Plan in one of two ways.

•	You can participate directly in the dividend reinvestment feature of the Plan by becoming a record owner. You can do this by having one or more shares of our stock transferred into your own name from that of your bank, broker or other nominee.
•	You may also ask the bank, broker or other nominee who is the record owner to participate on your behalf. Except for instructions received from brokers and bank nominees, we cannot recognize instructions received from anyone acting as an agent on behalf of other participants in this Plan.

5.  Are there limitations on participation in the Plan other than those described above?

Regulations in certain countries may limit or prohibit participation in this type of Plan. Accordingly, persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulations prohibiting their participation.

We may, for any reason or no reason, decide not to allow you to participate in the Plan even if you qualify for participation in this Plan. For example, some stockholders may be residents of jurisdictions in which we determine that it may not be legally or economically practical to offer our stock under this Plan. We may preclude residents of those jurisdictions from participating in this Plan.

We may also limit participation by some stockholders in order to maintain our tax-advantaged status as a REIT. In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals, as determined under the Internal Revenue Code. We may terminate your participation in this Plan at any time by sending you written notice of the termination. We would do this if your participation would violate restrictions contained in our charter which are designed to assure compliance with the restrictions of the Internal Revenue Code. Our charter prohibits any stockholder, directly or indirectly, from beneficially owning more than 9.8%, in value or in number, of our outstanding stock.

If you attempt to transfer or acquire any shares of our capital stock that would result in direct or indirect ownership of our capital stock in excess of this ownership limit, or if the transfer or acquisition would for any other reason result in disqualification of Parkway as a REIT, the transfer or acquisition will be null and void. Our charter provides that our capital stock subject to this limitation is subject to the automatic conversion of the shares purported to be transferred in excess of the ownership limit into Excess Stock, shares with no voting and distribution rights, and to various rights of Parkway to enforce the ownership limitation, including transfer of the shares to a trust. We may invalidate any purchases made under this Plan that, in our sole discretion, may violate the 9.8% ownership limit.

You cannot transfer your right to participate in this Plan except by transferring your interest in our stock to another person.

6.  Who administers the Plan?

Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., the transfer agent for our common stock, administers the Plan for participants, maintains records, provides regular account statements to participants, and performs other duties relating to this Plan. You can contact the Plan Administrator at:

Plan Requests should be mailed to:

Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

Certified/Overnight Mail:

Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139

General Information:

Telephone: 1-800-468-9716
Telephone: 651-450-4064 (outside the United States)

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Standard Time, Monday through Friday.

Fax: 651-450-4085

Internet:

General Inquiries — www.wellsfargo.com/shareownerservices

Account Information — www.shareowneronline.com

Please reference Parkway and your account number in all correspondence. When corresponding with the Plan Administrator, we suggest that you give your daytime telephone number and area code.

Your Choices Under the Plan

7.  What investment choices are available under the Plan?

We offer you two ways of investing in our common stock through the Plan:

•	First, you may automatically reinvest all, part or none of the cash dividends paid on shares of our stock that you own.
•	Additionally, you may make optional cash investments ranging from a minimum of $100 per month up to a maximum of $10,000 per month to purchase common stock.

You can invest 100% of your dividends under the Plan because the Plan permits you to purchase whole shares as well as fractional shares of common stock. In addition, we will credit your account for dividends on both full and any fractional shares, according to the investment option you select.

8.  How does the optional cash investment feature work?

Optional cash investments allow you to purchase more shares than you could purchase just by reinvesting dividends after they are paid to you. You can buy shares of our common stock each month with optional cash investments after you submit a properly executed and signed enrollment form. The Plan Administrator will use your optional cash investment to purchase common stock for your Plan account on the next investment date after it receives your cash payment.

You can make optional cash investments even if you have not chosen to reinvest your cash dividends on shares held by you, remembering that any stock purchased through the Plan will continue to have dividends received on such shares reinvested. If you choose to make only optional cash investments, we will continue to pay cash dividends when and as declared on any shares of our stock registered in your name, and dividends paid to you on your Plan shares will be reinvested.

You may make your first optional cash investment when you enroll by enclosing a check with the enrollment form. Checks should be made payable to “Shareowner Services”, the Plan Administrator, and returned along with the enrollment form. Afterwards, you may make optional cash investments by completing the Transaction Request Form attached to your account statement. You may also use the automatic monthly investment feature, described below. If you use the Transaction Request Form, you must send the Plan Administrator a separate Transaction Request Form and a separate check for each transaction. The Plan Administrator will not accept third party checks.

If any check you deliver to the Plan Administrator is returned unpaid, the Plan Administrator may consider the request for the investment of such money null and void and may immediately remove from your account shares of common stock purchased with that check. The Plan Administrator may sell those shares to satisfy any uncollected amount and a $25 returned check fee. If the proceeds from the sale of the common stock do not satisfy the brokerage fees, uncollected balance and returned check fee, the Plan Administrator may sell additional shares from your Plan account to satisfy the brokerage fees, uncollected balance and fee. Checks should be made payable to “Shareowner Services” and should be made out in U.S. funds drawn on a U.S. bank.

If you elect to make optional cash investments in any month, you must mail funds to the address indicated on the Transaction Request Form. If the Plan Administrator does not receive your funds and Transaction Request Form at least two business days prior to the next investment date, the Plan Administrator will not invest your funds on the next investment date but will hold your funds for investment on the next subsequent investment date.

9.  What are the limitations on making optional cash investments?

You may make optional cash investments at any time. However, your optional cash investments cannot exceed $10,000 per month. A minimum investment of $100 per month is required to exercise this option. We can, however, in our sole discretion waive or lower the minimum investment requirement. You do not have to send the same amount of money each month and there is no requirement that you make an optional cash investment each month.

10.  Is it possible for me to invest more than $10,000 per month in Parkway stock?

Yes. If you submit a written Request for Waiver Form and our board of directors approves your request, you may invest more than the $10,000 maximum per month in our common stock. At its sole discretion, our board of directors may in the future delegate the authority to approve requests for waivers to an authorized officer or committee of our board of directors. You must send the Request for Waiver Form directly to us, by mail to, Investor Relations, Parkway Properties, Inc., One Jackson Place,

Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195, or by facsimile at (601) 949-4077 and we must receive it at least 21 business days before the next investment date. Then, if your request is approved, you must send funds for your optional cash investment and our form of approval to the Plan Administrator at least 14 business days before the next investment date. We will promptly notify you whether we approved your request, or the amount of your request that we approved. To obtain a Request for Waiver Form, you should request the form from us at (601) 948-4091 or (800) 748-1667. Completed Requests for Waiver Forms should be sent to Parkway at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195, Attention: Investor Relations or by facsimile at (601) 949-4077.

We may grant or deny any request for waiver for any reason or no reason. If you and other participants request to invest amounts that are, in total, more than what we would accept, we may honor your request and the requests of other participants, pro rata or by any other appropriate method.

11.  Are there any special terms relating to investments I may make with requests for waiver?

Purchase Price.    Shares of common stock purchased through the Plan directly from us with requests for waiver will be acquired at a price to you equal to the average of the daily high and low sales prices of the shares as reported on the NYSE for the ten trading days immediately preceding the next investment date, less a discount ranging from 0% to 3%. Shares of common stock purchased through the Plan in the open market or in privately negotiated transactions with third parties will be acquired at a price to you equal to the weighted average price, including any brokerage commissions, paid by the Plan Administrator for those shares, less a discount ranging from 0% to 3%. We will compute the purchase price to the fourth decimal place. Purchases you make with requests for waiver may be subject to a minimum price. To obtain specific information for a specific investment date, please call Investor Relations at (601) 948-4091 or (800) 748-1667.

Minimum Price.    We may establish a minimum price for optional cash investments made with requests for waiver for any investment date. For some investment dates, we may not establish a minimum price. If we establish a minimum price, it will be stated as a dollar amount that the purchase price for the shares of our common stock must equal or exceed. If the price of our common stock is less than the minimum price on any trading day during the pricing period, then we will exclude that day and the trading prices for that day from the calculation of the purchase price. For example, if the minimum price is not satisfied for three of the ten days in a pricing period, then the purchase price will be based on the remaining seven days when the minimum price is satisfied. For each day during the pricing period that the minimum price is not satisfied, we will return one tenth of each optional cash investment made with a request for waiver to you by check, without interest, as soon as practicable after the applicable investment date. The establishment of a minimum price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a request for waiver.

Waiver Discount.    The discount for purchases made pursuant to requests for waiver may range between 0% and 3% and may vary each month at Parkway’s sole discretion, but once established will apply uniformly to all cash investments made pursuant to requests for waiver during that month. The discount will be established in our sole discretion after a review of relevant factors including, but not limited to, current market conditions, the level of participation in the Plan, and current and projected capital needs. Participants may obtain information about the discount applicable to the next investment date by telephoning us at (601) 948-4091 or (800) 748-1667. Setting the discount for a particular month shall not affect the setting of the discount for any subsequent month. The discount feature discussed above applies only to cash investments made pursuant to written requests for waiver and does not apply to the reinvestment of cash dividends or optional cash investments of $10,000 or less.

12.  When must funds for optional cash investments be received by the Plan Administrator?

The Plan Administrator must receive funds for optional cash investments at least two business days prior to the next investment date. Funds for optional cash investments will be invested monthly on the next investment date. If you change your mind with respect to an optional cash investment, the Plan Administrator will return your funds to you if the Plan Administrator receives a request from you at least two business days before the next investment date. The Plan Administrator will return to you any funds you send for optional cash investments if your optional cash investment is less than $100. The Plan Administrator will also return funds for your optional cash investment that exceed the maximum allowable investment of $10,000 per month unless we granted your prior request for waiver.

Neither we nor the Plan Administrator will pay you interest on funds you send for optional cash investments.

During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

13.  What is the automatic monthly investment feature of the Plan?

You may make optional cash investments by means of an “automatic monthly investment” of not less than $100 nor more than a total of $10,000 each month by electronic funds transfer from a predesignated U.S. account.

If you wish to begin making automatic monthly investments, you must provide written authorization to the Plan Administrator together with a voided blank check for the account from which funds are to be drawn. The Plan Administrator will process the requests as promptly as practicable.

Once you begin making automatic monthly investments, the Plan Administrator will draw funds from your designated account five business days before the next investment date of each month and will purchase shares of common stock on that investment date. You may change the amount of your automatic monthly investment or terminate your automatic monthly investment by providing new written instructions to the Plan Administrator. To be effective with respect to a particular investment date, your request to enroll in, change, or discontinue the automatic withdrawal feature must be received by the Plan Administrator at least 15 business days prior to the investment date.

A fee of $25 will be charged on any returned unpaid electronic funds transfers. The Plan Administrator may sell shares from your Plan account to satisfy this $25 fee and any brokerage fees incurred as a result of this sale.

14.  Are there any expenses in connection with purchases under the Plan?

You generally do not pay any brokerage commissions, service charges or fees on shares you purchase through reinvestment of dividends or optional cash purchases. Parkway pays all costs of administration of this Plan. However, if the Plan Administrator pays brokerage commissions when making purchases of common stock from parties other than Parkway, you will pay those commissions as part of the price that you pay for shares under the Plan. In addition, you must pay brokerage commissions and an administrative fee if you request the Plan Administrator to sell your shares held in this Plan. An administrative fee is also charged to you in the event you gift or otherwise transfer your shares held in this Plan.

The current fees associated with participation in the Plan are listed below.

Certificate Issuance	Paid by Parkway
Certificate Deposit	Paid by Parkway

Investment Fees
Dividend reinvestment service fee	Paid by Parkway
Optional cash investment service fee	Paid by Parkway
Automatic withdrawal service fee	Paid by Parkway
Purchase commission	$0.05 per share

Sale Fees
Service fee	$15.00 per transaction
Sale commission	$0.10 per share
Electronic deposit of proceeds	$5.00 per request

Fee for Returned Checks or Rejected Automatic Bank Withdrawals	$25.00 per item

Prior Year Duplicate Statements	$15.00 per year

For sale transactions, service charges and brokerage commissions are deducted from the sale proceeds. Parkway can change the fee structure for the Plan at any time. You will receive notice of any fee changes prior to the changes becoming effective.

Participating in the Plan

15.  How can I participate?

If you are a record owner of our stock you may join the Plan by completing and signing an enrollment form and returning it to the Plan Administrator or by contacting the Plan Administrator at (800) 468-9716.

If you are a beneficial owner and wish to join the Plan, you must contact your bank, broker or other nominee to arrange participation in the Plan on your behalf. To facilitate participation by beneficial owners, we have made arrangements with the Plan Administrator to reinvest dividends and accept optional cash investments under the stock purchase feature of this Plan by record owners such as brokers, banks and other nominees, on behalf of beneficial owners. You must make sure that the broker, bank or other nominee passes along the proceeds of any applicable discount for purchases through the Plan to your Plan account.

Alternatively, if you are a beneficial owner of our stock you may simply request that the number of shares of our stock you wish to be enrolled in this Plan be reregistered by the bank, broker or other nominee in your own name as record owner. You can then participate in the Plan directly. You should contact your bank, broker or nominee for information on how to reregister your shares.

16.  What alternatives does the enrollment form provide?

The enrollment form allows you to decide the extent of your participation in this Plan. By checking the appropriate box on the form, you indicate which features of the Plan you will use.

Full Reinvestment of Dividends:    Select this option if you wish to reinvest the dividends on all our stock registered in your name, including book-entry (DRS), as well as on all stock credited to your Plan account. Selecting this alternative also permits you to make monthly optional cash investments.

Partial Reinvestment of Dividends:    Select this option if you wish to reinvest the dividends on a specified number of shares of our stock registered in your name, including book-entry (DRS) or credited to your Plan account. Selecting this alternative also allows you to make monthly optional cash investments.

Optional Cash Investments Only:    Select this option if you wish to participate in the Plan only by making monthly optional cash investments. You will continue to receive cash dividends on all our stock registered in your name, including book-entry (DRS) however, dividends will be reinvested on any full and fractional shares credited to your Plan account.

You can have your cash dividends not being reinvested transferred directly to your bank for deposit. For electronic direct deposit of dividend funds, contact the Plan Administrator to request a Direct Deposit of Dividends Authorization Form, complete and return the form to the Plan Administrator. Be sure to include a voided check for checking accounts or savings deposit slip for savings accounts. If your stock is jointly owned, all owners must sign the form.

IMPORTANT:

If you return the enrollment form to the Plan Administrator without any of the boxes checked, the Plan Administrator will automatically enroll you in the full dividend reinvestment alternative.

The Plan Administrator will not process your enrollment form if the form does not have the proper signature(s).

17.  How can I change my method of participation?

You may change your method of participation at any time by completing a new enrollment form and returning it to the Plan Administrator; by accessing your account online; by telephone if you have authorized automated account privileges; or by submitting a written request to the Plan Administrator. Notices received on or before a dividend record date will be effective for that dividend. Notices received after a dividend record date will not be effective until after that dividend has been paid.

18.  In whose name will Plan accounts be maintained?

The Plan Administrator will maintain your account in your name as shown on our records at the time you enter the Plan. When issued, certificates for full shares of common stock will be registered in your name as it appears on your Plan account.

19.  Can I withdraw from the Plan?

Yes. The Plan is entirely voluntary, and you may withdraw at any time. If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the Plan. The Plan Administrator will refund optional cash investments that have not been invested if the Plan Administrator receives your request for refund either prior to or at the same time your request for withdrawal is made. Otherwise, the Plan Administrator will invest your optional cash investment on the next investment date.

20.  How do I withdraw from or re-enroll in the Plan?

In order to withdraw from the Plan, you must provide the Plan Administrator with your request to withdraw from the Plan.

You may request:

•	that the Plan Administrator send all future dividends to you by check and continue to hold your Plan shares in your Plan account (in such case you may continue to make optional cash investments): dividends on Plan shares will continue to be reinvested;
•	that the Plan Administrator discontinue any automatic withdrawals of funds and purchases of shares;
•	that all full shares of common stock held for your account be issued to book-entry (DRS) or a certificate be issued for all full shares of common stock held for your account and a check be issued for the proceeds from the sale of any fractional share less any fees or commissions; or
•	that all full shares and any fractional share held for your account be sold and a check issued for the net proceeds, less any applicable brokerage fees, commissions and service charges.

If you do not own at least one whole share registered in your name or held through the Plan, your participation in the Plan may be terminated. We may also terminate the Plan or your participation in the Plan after written notice in advance mailed to your address appearing on the Plan Administrator’s records. If your participation in the Plan is terminated, all full shares held in your account will be issued to book-entry (DRS) and you will receive a check for the cash value of any fractional share held in your terminated Plan account.

Generally, you may elect to re-enroll in this Plan at any time, simply by following the same procedures used to enroll initially. However, we may reject your enrollment form if we believe that you have enrolled in the Plan and withdrawn too often. We would do this because we intend to minimize unnecessary administrative expense and to encourage use of this Plan as a long-term stockholder investment service.

Purchasing Stock Under the Plan

21.  What is the source of shares to be purchased under the Plan?

Shares of common stock purchased through the Plan may be newly issued shares purchased directly from us, shares purchased through routine open market transactions , shares purchased through privately negotiated transactions or shares acquired by a combination of such methods. We will determine the source of the Plan purchases, which may vary from time to time. We do not have to provide you with any written notice about the source of the common stock to be purchased, but you may obtain current information regarding the source of the common stock by calling Investor Relations at (601) 948-4091 or (800) 748-1667.

22.  At what price will my shares be purchased?

Shares of common stock purchased through the Plan directly from us with reinvested dividends and optional cash investments of less than $10,000 will be acquired at a price to you equal to the average of the daily high and low sales prices of the shares as reported on the NYSE for the five trading days immediately preceding the applicable investment date, less a discount ranging from 0% to 3% (currently set at 1% ). We reserve the right to change any discount offered on shares of common stock purchased with reinvested dividends.

Shares of common stock purchased through the Plan on the open market or in privately negotiated transactions will be acquired at a price to you equal to the weighted average price, including any brokerage commissions, paid by the Plan Administrator for all of the shares of common stock purchased by the Plan Administrator for that month, less a discount ranging from 0% to 3% (currently set at 1%).

However, we will not issue shares at a price that is less than 95% of the average of the high and low sales prices of our common stock on the applicable investment date.

23.  What is the “investment date”?

The investment date is the date or dates on which shares of our common stock are purchased with reinvested dividends, optional cash investments and automatic monthly investments. The investment date under the Plan depends on how you purchase the shares and whether we issue new shares to you or the Plan obtains your shares by purchasing them from parties other than Parkway.

•	Reinvested Dividends: The investment date for reinvested dividends is the date or dates on which our quarterly dividends are paid if the Plan Administrator acquires shares directly from us. This means that if you are reinvesting dividends declared on our common stock, the investment date is the date of payment of quarterly dividends on our common stock. If you are reinvesting dividends on a particular series or class of our preferred stock, the investment date is the date of payment of dividends for that particular series or class of our preferred stock. If the Plan Administrator acquires shares from parties other than Parkway either in open market or privately negotiated purchases the investment date will be the date or dates of the actual purchases, but no later than ten business days following the date on which we paid the applicable cash dividend. The record date associated with a particular dividend is referred to in this Plan as a “dividend record date.”
•	Optional Cash Investments and Automatic Monthly Investments: The investment date for optional cash investments and automatic monthly investments will be the date of payment of dividends on our common stock for months in which a dividend is paid and the last business day of the month in which dividends are not paid if the Plan Administrator acquires shares directly from us. If the Plan Administrator acquires shares from parties other than Parkway either in open market or privately negotiated purchases the investment date will be the date or dates of the actual purchases, but no later than ten business days after the end of the month.

24.  When will investments be made under the Plan?

The Plan Administrator will credit shares of our common stock purchased with reinvested dividends to your account on the applicable investment date for that quarter. The Plan Administrator will credit shares to your account for optional cash investments on the next investment date after it receives your cash investment. The Plan Administrator must receive your payment at least two business days before the next investment date in order to invest your payment on that investment date.

When the Plan Administrator makes purchases from parties other than Parkway, those purchases may be made on any securities exchange where shares of our common stock are traded, in the over-the-counter market or by negotiated transactions. The Plan Administrator will make these purchases on terms that it approves. Neither we nor any participant will have any power to direct the time or price at which the Plan Administrator will purchase shares. However, if the Plan Administrator purchases shares on the open market or in negotiated transactions, it will use its best efforts to purchase the shares at the lowest possible price.

25.  How many shares of common stock will I be purchasing through the Plan?

The number of shares of common stock that you purchase depends on several factors including:

•	the amount of dividends you reinvest, including dividends on stock credited to your Plan account;
•	the amount of any optional cash investments you make; and
•	the purchase price of the common stock on the applicable investment date.

The Plan Administrator will credit your account with the number of shares equal to the total amount to be invested divided by the applicable purchase price. The only limit on the number of shares available for purchase directly from us is the number of shares of common stock registered for issuance under the Plan.

26.  How will I be notified of my purchases of common stock?

The Plan Administrator will send you an account statement following each investment showing your activity and balance in your Plan account. Your account statement will show the number of shares purchased and their purchase price. Your account statement will also show the total number of shares you purchased through the Plan to date during the calendar year, as well as the total number of shares held in your account as of the investment date.

The final statement for each year will show all pertinent information for that calendar year. You should keep this statement for tax purposes. The Plan Administrator may charge you a fee if you request additional copies of your prior account statements.

We will also send you copies of each prospectus and any amendments or supplements to prospectuses describing the Plan, and we will send you the same information that we send to other stockholders, including quarterly reports, annual reports, notices of stockholders meetings, proxy statements, and income tax information for reporting dividends paid.

Selling Shares of Stock Held in the Plan

27.  How can I sell stock held in my Plan account?

You may sell some or all of your stock held in your Plan account, even if you are withdrawing from this Plan. You can sell your shares either through your broker or through the Plan Administrator.

If you elect to sell through a broker, you must first request the Plan Administrator to issue all full shares in your Plan account to book-entry (DRS) or send you a certificate representing the number of shares you want to sell. The Plan Administrator will generally process requests for certificates for your shares within five business days after it receives your request.

Alternatively, you may send the Plan Administrator a request to sell some or all of the shares held in your Plan account. You will not be able to direct the date or price at which the Plan Administrator sells your stock.

After the sale you will receive the proceeds of the sale minus:

•	a brokerage commission,
•	any applicable taxes, and
•	an administrative fee paid to the Plan Administrator per transaction.

If you contact the Plan Administrator toll free at (800) 468-9716, they will provide you with the current brokerage commission and administrative fee amounts in effect at the time your request for sale is made.

The Plan Administrator will engage a broker to sell your shares. The Plan Administrator will mail you a check for the shares you sell after it receives the funds from the brokerage firm.

If you wish to sell some or all of the shares in your Plan account, you should contact the Plan Administrator as indicated in Question 6.

Please remember that if you elect to sell your stock through the Plan Administrator, the price of our common stock may decline during the period between your request for sale, the Plan Administrator’s receipt of your request, and the date of the sale in the open market. The Plan Administrator will make every effort to process your sale order on the next business day following receipt of your properly completed request (sale requests involving multiple transactions may experience a delay). The Plan Administrator will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price. You should carefully evaluate this risk, which you bear. You bear a similar risk between the time that you request a certificate and the time the certificate is actually delivered to you.

If you submit a request to sell all or a portion of your shares, and you are requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

28.  What happens when I sell or transfer all of the shares of common stock held outside the Plan?

If you sell or transfer all shares of our stock registered in your name outside your Plan account, the Plan Administrator, until you give other instructions, will continue to reinvest the dividends on the common stock in your Plan account according to your instructions on the enrollment form. You may also continue to participate in the optional cash investment feature of this Plan as long as there is at least one whole share of common stock remaining in your Plan account.

If you direct the Plan Administrator to pay cash dividends on some of your stock and to reinvest dividends on the remaining shares, and you sell or transfer a portion of your shares, you should provide new instructions to the Plan Administrator regarding payment of cash dividends and/or reinvestment of dividends. If the Plan Administrator does not receive new instructions, it will reinvest dividends on all shares held in the Plan and will reinvest dividends on all shares participating in the Plan up to the number of shares indicated on your most recent enrollment form.

If you sell or transfer all of the shares registered in your name and all whole common stock held in your Plan account, the Plan Administrator will mail you a cash payment representing any fractional share in your Plan account, less applicable brokerage commissions and service fees, upon your request or at our request.

If you request to transfer all shares in your Plan account between a dividend record date and payable date, your transfer request will be processed; however, your Plan account will not be terminated. You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.

29.  What happens to a fraction of a share of common stock when I withdraw from the Plan or the Plan is terminated?

When you withdraw from this Plan or we terminate this Plan, the Plan Administrator will mail you a cash payment, less any applicable service charges and brokerage commissions, representing any fractional share of common stock upon your request or at our request. The cash payment will be based upon the market price on the date the Plan Administrator processes your withdrawal or termination.

Owning Stock in the Plan

30.  How will I be credited with dividends on stock held in my Plan account?

We pay dividends to all holders of record of our stock, when and as declared. The Plan Administrator will receive and credit Plan participants with dividends for all stock you hold in the Plan, including any fractional share. The Plan Administrator will reinvest dividends in additional shares of our common stock or distribute dividends, according to your instructions, however, dividends paid on all Plan shares will be reinvested.

31.  Can I have dividends on stock held in the Plan sent directly to me?

In general, dividends on stock held in the Plan will be reinvested. If you elect the partial dividend reinvestment alternative, you will receive cash dividends on the specified number of shares registered in your name outside the Plan. Participants making only optional cash investments will have all cash dividends on shares held outside the Plan sent to them.

You may withdraw from the Plan by providing notice to the Plan Administrator. When the Plan Administrator issues shares to book-entry (DRS) or issues a stock certificate to you, future dividends on these shares of common stock will be treated according to the instructions on your enrollment form.

32.  What happens if Parkway declares a stock split?

The Plan Administrator will add any shares resulting from a stock split, on shares you hold in your Plan account, to your Plan account. We will issue any shares resulting from a stock split, on stock held by you outside the Plan, in the same manner as we would if you were not participating in this Plan. If you send a notice of termination or a request to sell to the Plan Administrator between the record date and the payable date for a stock distribution, the request will not be processed until the stock distribution is credited to your account.

33.  If Parkway issues rights to purchase securities to the holders of common stock, how will the rights on Plan shares be handled?

If we issue rights to purchase additional shares of our common stock or any other securities to holders of our common stock, the Plan Administrator will sell those rights relating to shares of common stock held by the Plan Administrator for participants and invest the proceeds in additional shares of common stock on the next investment date. In the event that those rights are not saleable or detachable, the Plan Administrator will hold those rights for your benefit. If you wish to receive any rights directly, you may do so by sending to the Plan Administrator, at least five business days before the record date for the rights offering, a request that certificates for shares in your Plan account be sent to you.

34.  How will the stock held under this Plan be voted at meetings of stockholders?

If you own shares of stock registered in your name and return a properly completed and signed proxy card, the Plan Administrator will vote any stock held in your Plan account in accordance with the instructions on your proxy card.

If you return a properly signed proxy card or instruction form but no instructions are set forth thereon with respect to any item, all of your stock, both that registered in your name, and that credited to your Plan account, will be voted in the same manner as for non-participating stockholders who return proxies and do not provide instructions with respect to that item -- that is, in accordance with the recommendation of Parkway’s management. If the proxy card or instruction form is not returned or if it is returned unsigned, none of the participant’s stock will be voted unless the participant votes in person.

35.  Will stock certificates be issued for common stock purchased under the Plan?

Normally we will not issue certificates for shares that you purchase under the Plan. Your account statement will show the number of shares held in your Plan account. In addition to minimizing the costs of this Plan, this additional service protects against loss, theft or destruction of stock certificates.

However, you may at any time request that the Plan Administrator issue a certificate for any whole number of shares of common stock, up to the number of full shares credited to your Plan account. The Plan Administrator will generally issue certificates approximately three business days after it receives your request. Your request should be addressed to the Plan Administrator as indicated in Question 6.

Future dividends on any shares for which you request a stock certificate will be treated according to your instructions indicated on the enrollment form. If you request certificates for less than all of the stock in your Plan account, any remaining full shares and fractional share in your Plan account will continue to be invested in accordance with the instructions given on your enrollment form. We retain the right to automatically withdraw you from the Plan if your Plan account is less than one whole share as a result of withdrawals or sales of stock and you are not reinvesting dividends from any stock registered in your name.

We will not issue certificates for fractional shares of common stock under any circumstances.

36.  In whose name will certificates be registered when issued?

We will issue stock certificates registered in your name as it appears on your Plan account.

You may ask the Plan Administrator to issue certificates in names other than the Plan account name, but you must comply with any applicable laws. You must make this request in writing, and your signature must be guaranteed by a qualified medallion guarantee member.

37.  Is a safekeeping service available to hold my shares?

Yes. The Plan Administrator will hold your shares in safekeeping without cost, thus eliminating the worry about certificates being lost or stolen. Your account statement will identify the number of shares of common stock you hold and the number of shares in your Plan account.

You may also transfer other shares of our stock that are registered in your name to your Plan account at no cost. This eliminates the need for safekeeping of the certificates for those shares. If you send certificates to the Plan Administrator, please send them registered mail or certified mail, return receipt requested, properly insured, because you will bear the risk if the certificates are lost or stolen in transit. You may mail certificates to the Plan Administrator as indicated in Question 6.

When necessary, you can simply request that certificates be issued as your needs require.

38.  Can I pledge shares in my Plan account?

No. You may not pledge any shares of our stock that you hold in your Plan account. Any pledge of shares in a Plan account is null and void. If you wish to pledge shares, you must first withdraw those shares from the Plan and request that the Plan Administrator send you certificates for those shares.

39.  Can I access my account and perform transactions online?

Yes. You may access your account information and perform transactions on the Internet. Certain restrictions may apply.

For shareholders of record, to activate your online account, you will need your 10-digit Wells Fargo account number (which is listed on your account statement), your Social Security number, your e-mail address, and the company name you own stock in, Parkway Properties, Inc.

To activate your account, go to www.shareowneronline.com and click “First Time Visitor Sign On”, then click “Continue”. Next, click on the box titled “First Time Visitor”. Then, click “New Member Sign-On” and follow the instructions. Once you have successfully signed up, you will be able to access your account immediately, although certain access restrictions may apply. You will also receive written confirmation by mail that your account has been activated for online access.

Once you have activated your account online, you can also authorize, change or stop your Automatic Cash Withdrawal and Investment Service; sell some or all of your Plan shares if the current market value of the shares to be sold is $25,000 or less (if the value of the shares to be sold is greater than $25,000, the request must be submitted in writing); and change your dividend reinvestment option (for example, from full to partial reinvestment).

40.  Can I access my account and perform transactions by telephone?

Yes. If you have established automated privileges on your account, you can change the amount of or stop automatic monthly bank withdrawals; change your dividend reinvestment option (for example, from full to partial reinvestment); sell some or all of your Plan shares if the current market value of the shares to be sold is $25,000 or less (if the value of the shares to be sold is greater than $25,000, the request must be submitted in writing); and request a certificate for some or all full shares in the Plan, but only if the current market value of the shares to be issued is $50,000 or less (if the value of the certificate to be issued is greater than $50,000, the request must be submitted in writing).

To establish automated privileges, please call Wells Fargo and request, or view www.wellsfargo.com/shareownerservices to download, an Automated Request Authorization form.

Important Tax Consequences

41.  What are the federal income tax consequences of participation in the Plan?

The following discussion summarizes the principal federal income tax consequences of participating in the Plan and does not constitute tax advice. All participants are urged to consult their own tax advisors to determine the particular tax consequences that may result from their participation in the

Plan and the subsequent disposal by them of shares purchased under the Plan. The summary does not address the special tax consequences that may be applicable to you if you are subject to special tax treatment (including as a tax-exempt organization, broker dealer, or a foreign shareholder). You should consult with your own tax advisor for further information with respect to the federal, foreign, state, and local tax consequences of your participation in the Plan.

The summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), current, temporary and proposed Treasury regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (including its practices and polices as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling), and court decisions, all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change.

Dividend Reinvestment.    In general, if you enroll in the Plan, as of the date of this prospectus, your reinvested dividends will be treated for federal income tax purposes in the same manner they would have been treated had you received such dividends in cash on the applicable dividend payment date. Even though you are not actually receiving any direct cash payment, you are treated as if you were paid the cash dividend and then used it to buy the additional stock you acquired.

In the case of reinvested dividends used to purchase stock directly from us, you will be treated as having received a distribution for federal income tax purposes equal to the fair market value of the stock that you acquire through the Plan. This amount would include the amount of the cash dividends that you reinvest and any applicable discount. The fair market value of such shares will equal the average of the highest and lowest prices for our common stock on the New York Stock Exchange on the applicable investment date, and not on the discounted price that you will pay for shares under the Plan. Your tax basis in common stock acquired through dividend reinvestment will equal the amount treated as a distribution for federal income tax purposes.

For example, if you reinvest $100 in dividends and the market price of our common stock was $20 on the investment date, you would receive approximately 5.051 shares of common stock with a fair market value on the investment date of $101.02 ($45 X 5.051 shares) if the Plan Administrator purchases such shares directly from us. Accordingly, for federal income tax purposes, you would have received a distribution of $101.02, rather than the $100 amount of cash dividends. This price and discount (1%) is assumed for illustrative purposes only and will vary with the market price of our common stock and the applicable discount at the time of reinvestment.

Optional Cash Investments.    The tax treatment of optional cash investments depends on whether you also participate in the automatic dividend reinvestment feature of the Plan. If you are a participant in the automatic dividend reinvestment feature of the Plan, and you make optional cash investments, you will be treated for federal income tax purposes as having received a distribution from us in an amount equal to the excess, if any, of the fair market value of the stock purchased over the purchase price you paid for such stock, taking into account any discount. This distribution will be treated as a taxable dividend to you to the extent of our current and accumulated earnings and profits. For example, if you invest $100 as an optional cash investment and receive stock worth $101.02, for federal income tax purposes you will have received a dividend distribution of $1.02. Your tax basis in the common stock acquired through an optional cash investment as a participant in the automatic dividend reinvestment feature of the Plan will equal the fair market value of the stock at the investment date.

If you make optional cash investments and do not participate in the automatic dividend reinvestment feature of the Plan, you will not recognize income for federal income tax purposes by virtue of the purchase of common stock with the optional cash purchase. The tax cost and basis of stock purchased with optional cash investments is the amount you paid for such stock.

Holding Period.    The holding period for stock purchased with dividends or optional cash investments begins on the day after the applicable investment date.

Classification of Distributions.    Distributions with respect to your stock will be taxable as ordinary dividend income for federal income tax purposes to the extent made out of our current or accumulated earnings and profits. Amounts treated as dividends received from REITs are generally not eligible for the reduced rates (15%) for corporate dividends received by individuals and certain other non-corporate U.S. shareholders in the years 2003 through 2010. Distributions in excess of our current or accumulated earnings and profits will be treated for federal income tax purposes as a return of capital. The amount of a return of capital would first reduce the tax basis of the common stock to which the distribution is attributable to the extent of that tax basis, and the excess, if any over such tax basis would be treated as a gain from the disposition of such stock. In the event that we designate a part or all of the amount distributed as a capital gain dividend, the amount so designated should be treated by you as long-term capital gain.

Gain or Loss from Sale of Stock.    You will recognize gain or loss when a fractional share interest is liquidated or when you sell or exchange common stock. The amount of gain or loss will equal the difference between the amount you receive for the fractional share interest or the common stock and the tax basis for the fractional share or common stock. We urge you to save your account statements in order to calculate your tax basis per share of common stock. The Plan Administrator will charge you a fee for copies of past account statements.

42.  What provision is made for stockholders subject to income tax withholding?

If you are a foreign stockholder whose dividends are subject to United States income tax withholding, or a domestic stockholder whose dividends are subject to backup withholding taxes, the Plan Administrator will reinvest an amount equal to the dividends less the amount of any tax required to be withheld. We will have amounts withheld from dividends paid to the United States Treasury and the respective participants will be advised of the amounts withheld.

Foreign stockholders who elect to make optional cash investments only will continue to receive cash dividends on stock registered in their names in the same manner as if they were not participating in this Plan. Funds for optional cash investments must be in United States dollars, drawn on a United States bank, and will be invested in the same way as payments from other participants.

Other Important Provisions

43.  Can Parkway change or discontinue the Plan?

While we currently intend to continue this Plan indefinitely, we may amend, suspend, modify or terminate this Plan at any time. We will send you notice of any amendment, suspension, modification or termination. The Plan Administrator may resign at any time upon reasonable notice to us in writing.

We may elect and appoint at any time a new Plan Administrator, including ourselves, to administer this Plan.

44.  What are the responsibilities of Parkway and the Plan Administrator under the Plan?

In administering the Plan, neither Parkway, the Plan Administrator nor any broker/dealer selected by the Plan Administrator to execute purchases and sales on behalf of Plan participants is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for participants.

The Plan Administrator is acting solely as agent of Parkway and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or Parkway.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of common stock by Plan participants. The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from you.

You should recognize that neither Parkway nor the Plan Administrator can assure you of a profit or protect you against a loss on the stock purchased or sold by you under this Plan.

45.  Who interprets and regulates the Plan?

Any questions of interpretation arising under this Plan will be determined by Parkway and any determination will be final. We may adopt rules and regulations to facilitate the administration of this Plan. The terms and conditions of this Plan and its operation will be governed by the laws of the State of Maryland.

DIRECT REGISTRATION

We are a participant in the Direct Registration System (“DRS”). DRS is a method of recording shares of stock in electronic, or book-entry, form, meaning your shares are registered in your name on the books of Parkway without the need for physical certificates. Shares held in book-entry have all the traditional rights and privileges of shares held in certificate form.

DRS eliminates the risk and cost of storing certificates, while enabling you to maintain the benefits of direct ownership, including the ability to participate in the Plan. You may at any time choose to have all or a portion of your book-entry shares transferred to your broker electronically by contacting your broker/dealer. When using your broker to facilitate a share transfer, provide them with a copy of your DRS account statement.

Shares of Parkway stock that are issued in the future will be issued in book-entry form rather than physical certificates unless you specify otherwise. You may convert any stock certificate(s) you currently hold to book-entry form, by sending the stock certificate(s) to Wells Fargo, as indicated in Question 6, with a request to deposit them to your DRS account. There is no cost to you for this custodial service.

USE OF PROCEEDS

We will use the net proceeds from the sale of common stock purchased through this Plan for general corporate purposes, including investment in new properties, capital improvements to currently owned properties and the reduction of debt.

EXPERTS

The consolidated financial statements of Parkway Properties, Inc. appearing in Parkway Properties, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including schedules appearing therein), and the effectiveness of Parkway Properties, Inc.’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Parkway Properties Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audit report on the consolidated historical-cost balance sheets of Parkway Properties Office Fund, LP (the Partnership) as of December 31, 2007 and 2006, and the related consolidated historical-cost statements of operations, changes in partners’ capital, and cash flows for the years then ended, as well as the supplemental consolidated current-value balance sheets of the Partnership as of December 31, 2007 and 2006, and the related supplemental consolidated current-value statements of operations and changes in partners’ capital for the years then ended, has been incorporated by reference herein in reliance of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters, including the validity of the shares of our common stock offered through this Plan, will be passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus of the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

1,500,000 Shares

PARKWAY PROPERTIES, INC.

DIVIDEND REINVESTMENT
AND
STOCK PURCHASE PLAN

Common Stock

CUSIP 70159Q 10 4

PROSPECTUS

December 10, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the SEC registration fee which is deferred in accordance with Rules 456(b) and 457(r).

SEC Registration fee	$810
Accountants’ fees and expenses	10,000
Legal fees and expenses	5,000
Printing fees	5,000
Miscellaneous	190
Total	$21,000

Item 15.	Limitation of Liability and Indemnification of Directors and Officers.

Parkway Properties, Inc. is organized in the state of Maryland. Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The charter of Parkway (the “Charter”) contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity, or in the defense of any issue, claim or matter in such a proceeding. The Charter contains a provision authorizing and requiring Parkway to indemnify, to the fullest extent permitted by Maryland law, its directors and officers, whether serving Parkway or, at its request, any other entity.

Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding unless it is established that:

•          the act or omission was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty,

•          the director or officer actually received an improper personal benefit in money, property or services, or

•          in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the prescribed standard of conduct is not met. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Parkway has entered into an indemnification agreement (the “Indemnification Agreement”) with each of its directors and officers, and the Board of Directors has authorized Parkway to enter into an Indemnification Agreement with each of the future directors and officers of Parkway. While Maryland law permits a corporation to indemnify its directors and officers; as described above, it also authorizes other arrangements for indemnification of directors and officers, including insurance. The Indemnification Agreement is intended to provide indemnification to the maximum extent allowed by the laws of the State of Maryland.

The Indemnification Agreement provides that Parkway shall indemnify a director or officer who is a party to the Agreement (the “Indemnitee”) if he or she was or is a party to or otherwise involved in any proceeding by reason of the fact that he or she was or is a director or officer of Parkway, or was or is serving at its request in a certain capacity of another entity, against losses incurred in connection with the defense or settlement of such proceeding. The provisions in the Indemnification Agreement are similar to those provided for under Maryland law. According to the Indemnification Agreement, however, an Indemnitee who pays any amount in settlement of a proceeding without Parkway’s written consent is not entitled to indemnification.

Item 16.	Exhibits.

4.1	Articles of Incorporation, as amended, of the Company (incorporated by reference to Exhibit B to The Parkway Company’s proxy material for its July 18, 1996 Annual Meeting).

4.2	Bylaws, as amended, of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Form 10-K for the year ended December 31, 2006).

4.3	Amendment to Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on July 13, 2007).

4.4	Articles Supplementary creating the Company’s Series D Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 4 to the Company’s Form 8-A filed May 29, 2003).

5.1	Opinion of Jaeckle Fleischmann & Mugel, LLP regarding legality of securities being registered (filed herewith).

8.1	Opinion of Jaeckle Fleischmann & Mugel, LLP regarding certain tax matters (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of KPMG LLP (filed herewith).

23.3	Consent of Jaeckle Fleischmann & Mugel, LLP (included in Exhibits 5 and 8).

24	Powers of Attorney (included on signature page).

Item 17.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)        That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi on December 10, 2008.

PARKWAY PROPERTIES, INC.
By:	/s/ J. Mitchell Collins
J. Mitchell Collins Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Steven G. Rogers and J. Mitchell Collins his or her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and the foregoing Powers of Attorney have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Leland R. Speed	Chairman of the Board	December 10, 2008
Leland R. Speed

/s/ Steven G. Rogers	Chief Executive Officer,	December 10, 2008
Steven G. Rogers	President and Director (Principal Executive Officer)

/s/ J. Mitchell Collins	Executive Vice President, Chief	December 10, 2008
J. Mitchell Collins	Financial Officer and Secretary (Principal Financial Officer)

/s/ Mandy M. Pope	Senior Vice President and Controller	December 10, 2008
Mandy M. Pope	(Principal Accounting Officer)

/s/ Daniel P. Friedman	Director	December 10, 2008
Daniel P. Friedman

/s/ Roger P. Friou	Director	December 10, 2008
Roger P. Friou

/s/ Martin L. Garcia	Director	December 10, 2008
Martin L. Garcia

/s/ Michael J. Lipsey	Director	December 10, 2008
Michael J. Lipsey

/s/ Troy A. Stovall	Director	December 10, 2008
Troy A. Stovall

/s/ Lenore M. Sullivan	Director	December 10, 2008
Lenore M. Sullivan

874913.5